Exhibit 99.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Cabeltel AD

We have audited the accompanying consolidated balance sheets of Cabeltel AD and subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cabeltel AD and subsidiaries as of December 31, 2004, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of approximately $1,900,000 for the year ended December 31, 2004 and, as of that date, current liabilities exceeded current liabilities by approximately $14,500,000. These conditions, along with other factors discussed in Note C to the consolidated financial statements, are enough to raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FARMER FUQUA & HUFF, P.C.Plano, TexasApril 15, 2005, except for Note C which is dated November 18, 2005


                          CABLETEL AD and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                  December 31,



                               ASSETS                  2004        2003       2002
                                                     --------    --------   --------
CURRENT ASSETS
    Cash and cash equivalents                        $    590    $  1,420   $    423
    Accounts receivable - trade                         1,391       1,942        382
    Inventory                                           3,408         235        181
    Other current assets, net                              74          44         65
                                                     --------    --------   --------

                        Total Current Assets            5,463       3,641      1,051



PROPERTY AND EQUIPMENT, AT COST
    Buildings and improvements                            581         544        400
    Equipment and furnishings                          11,946       7,378      6,163
    Assets under construction                          11,508       3,833      1,363
                                                     --------    --------   --------
                                                       24,035      11,755      7,926

    Less accumulated depreciation and amortization     (5,036)      3,454      1,943
                                                     --------    --------   --------
                                                       18,999       8,301      5,983

GOODWILL                                                3,248       2,956      2,692

OTHER ASSETS                                                7          29          7
                                                     --------    --------   --------

Total Assets                                         $ 27,717    $ 14,927   $  9,733
                                                     ========    ========   ========



         The accompanying notes are an integral part of this statement.


                          CABLETEL AD and Subsidiaries

                     CONSOLIDATED BALANCE SHEETS - CONTINUED
                             (Amounts in thousands)

                                  December 31,



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      2004        2003        2002
                                                    --------    --------    --------

CURRENT LIABILITIES
    Accounts payable - trade                        $ 12,324    $  3,177    $  2,039
    Accrued expenses                                     264         122         146
    Current notes payable - related party              3,657       2,248       2,032
    Current maturities of long-term debt               3,797         297          22
                                                    --------    --------    --------

                      Total Current Liabilities       20,042       5,844       4,239


LONG-TERM LIABILITIES
    Long-term debt                                     3,364       2,438          48
    Net deferred tax liability                            12          68         188
                                                    --------    --------    --------

                          Total Liabilities           23,418       8,350       4,475

MINORITY INTEREST                                        177         656         580

STOCKHOLDERS' EQUITY
    Common stock, $69.70 par value;
         122,542 shares; issued and outstanding,       8,541       8,541       8,541
    Accumulated other comprehensive income (loss)       (281)       (356)       (955)
    Accumulated deficit                               (4,138)     (2,264)     (2,908)
                                                    --------    --------    --------

                                                       4,122       5,921       4,678
                                                    --------    --------    --------


Total liabilities & equity                          $ 27,717    $ 14,927    $  9,733
                                                    ========    ========    ========


         The accompanying notes are an integral part of this statement.



                          CABLETEL AD and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Amounts in thousands)

                                                                      Year ended
                                                          --------------------------------
                                                                     December 31,
                                                          --------------------------------
                                                            2004        2003        2002
                                                          --------    --------    --------
Revenue                                                   $  9,463    $  8,338    $  6,262
                                                          --------    --------    --------
                                                             9,463       8,338       6,262
                                                          --------    --------    --------
Operating expenses
    Cable operations                                         5,760       5,627       3,858
    Lease expense                                              948         560         565
    Depreciation and amortization                            1,476       1,439         790
    Corporate general and administrative                     3,648       1,002         511
                                                          --------    --------    --------
                                                            11,832       8,628       5,724
                                                          --------    --------    --------

                 Operating earnings (loss)                  (2,369)       (290)        538

Other income (expense)
    Interest income                                             10           6        --
    Interest expense                                          (268)       (202)        (45)
    Gain on foreign transactions, net                          239         413         338
    Gain on sale of assets, net                                278         229        --
    Other income (expense), net                                309         389           1
                                                          --------    --------    --------
                                                               568         835         294
                                                          --------    --------    --------
Earnings (loss) before income taxes
    and minority interest                                   (1,801)        545         832

Income tax (benefit) expense                                    30         (66)        121

Minority interest                                               43         (33)         78
                                                          --------    --------    --------

         Net earnings (loss) from continuing operations     (1,874)        644         633
                                                          --------    --------    --------

Discontinued operations                                       --          --          (508)

                                                          --------    --------    --------

        Net income (loss)                                 $ (1,874)   $    644    $    125
                                                          ========    ========    ========


         The accompanying notes are an integral part of this statement.



                          CABLETEL AD and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)


                                                             Year ended December 31,
                                                           2004       2003       2002
                                                         -------    -------    -------
Cash flows from operating activities
   Net earnings (loss)                                   $(1,874)   $   644    $   125
   Adjustments to reconcile net earnings (loss) to net
      Cash provided by (used in) operating activities
         Depreciation and amortization                     1,476      1,439        790
         Gain on foreign currency transactions              (239)      (413)      (338)
         Gain on sale of assets                             (278)      (229)      --
         Increase in minority interest                        43        216         78
         Changes in operating assets and liabilities
             Accounts receivable - trade                     717     (1,377)       (32)
                  Property held for sale                  (3,153)      --         --
             Other current and non-current assets             (1)        33         53
             Accounts payable and other liabilities          741        741        635
                                                         -------    -------    -------

                Net cash provided by (used in)
                     operating activities                 (2,568)     1,054      1,311

Cash flows from investing activities
   Purchase of property and equipment                     (4,567)    (3,013)    (1,512)
   Proceeds from disposal of property and equipment        1,783       --         --
   Purchase of intangible assets                             (63)      --         --
   Purchase of minority interests in subsidiaries           (492)      --         --
                                                         -------    -------    -------

                Net cash provided by (used in)
                     investing activities                 (3,339)    (3,013)    (1,512)

Cash flows from financing activities
   Proceeds from borrowings                                5,727      4,658        457
   Payments on debt                                         (650)    (1,702)      (218)
                                                         -------    -------    -------

                Net cash provided by (used in)
                     financing activities                  5,077      2,956        239
                                                         -------    -------    -------

               Net increase (decrease) in cash
                     and cash equivalents                   (830)       977         38
Cash and cash equivalents at beginning of year             1,420        423        385
                                                         -------    -------    -------

Cash and cash equivalents at end of year                 $   590    $ 1,420    $   423
                                                         =======    =======    =======


         The accompanying notes are an integral part of this statement.


                          CABLETEL AD and Subsidiaries

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  (Amounts in thousands, except share amounts)



                                                                                Accumulated
                                           Common stock                            Other
                                      ----------------------    Accumulated    Comprehensive
                                        Shares       Amount       deficit      Income (Loss)     Total
                                      ----------   ----------   -----------    ------------    ----------
Balance at January 1, 2002                   123        8,541        (3,033)         (1,521)        3,987

     Comprehensive income:                  --           --            --              --            --
         Unrealized gain on foreign
           currency translation             --           --            --               566           566
     Net earnings                           --           --             125            --             125
                                      ----------   ----------   -----------    ------------    ----------

Balance at December 31, 2002                 123        8,541        (2,908)           (955)        4,678

     Comprehensive income:                  --           --            --              --            --
         Unrealized gain on foreign
           currency translation             --           --            --               599           599
     Net earnings                           --           --             644            --             644
                                      ----------   ----------   -----------    ------------    ----------

Balance at December 31, 2003                 123        8,541        (2,264)           (356)        5,921

     Comprehensive income:                  --           --            --              --            --
         Unrealized gain on foreign
           currency translation             --           --            --                75            75
      Net loss                              --           --          (1,874)           --          (1,874)
                                                       ------        ------          ------        ------
Balance at December 31, 2004                 123        8,541        (4,138)           (281)        4,122
                                      ==========   ==========   ===========    ============    ==========



         The accompanying notes are an integral part of this statement.

                          CABLETEL AD and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004





NOTE A - BUSINESS DESCRIPTION AND PRESENTATION

Nature of Operations

CABLETEL AD ("the Company") was incorporated in the Republic of Bulgaria and its principal activities include operating a cable TV (CATV) distribution network, rendering of telecommunication, internet access and fiber optic line capacity services in the country of Bulgaria.

The parent entity of CABLETEL AD is Narisma Holdings Limited and the ultimate parent entity is Cabeltel International Corporation

As of December 31, 2004 the Company had nearly 130,000 cable TV subscribers and access to another 400,000 households in Bulgaria. It had also completed the first alternative fiber optical backbone in Bulgaria with connectivity to Turkey, Greece, Romania and Macedonia.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Preparation
--------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries and are prepared on the basis of accounting principles generally accepted in the United States of America. All significant intercompany transactions and accounts have been eliminated.

The functional currency of the Company is Bulgarian Leva (BGN). The accompanying balance sheets have been translated at year-end exchange rates from Bulgarian Leva (BGN) to U.S. Dollars ($). The statements of operations were translated using a annual average exchange rate from Bulgarian Leva (BGN) to U.S. Dollars ($). The effects of translation are recorded in the cumulative translation component of shareholder's equity.

    Basis of Consolidation
    ----------------------

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of December 31st of each year. Adjustments are made to bring into line any dissimilar accounting policies that may exist.

All intercompany balances and transactions, including unrealized profits arising from intra-group transactions, have been eliminated in full.

Subsidiaries are consolidated from the date on which control is transferred to the Company and cease to be consolidated from the date on which control is transferred out of the Company. Where there is a loss of control of a subsidiary, the consolidated financial statements include the results for the part of the reporting year during which the Company has control. Where the effect is immaterial subsidiaries are not included in the consolidation even if not disposed of at the beginning of the year. Where the effect is immaterial subsidiaries are consolidated from the beginning of the year even if acquired during the year.

Use of Estimates
----------------

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
----------------

The Company considers all short-term deposits and money market investments with a maturity of less than three months to be cash equivalents.

Property, plant and equipment
-----------------------------

Property,  plant and  equipment  is  carried  at cost.  Statement  of  Financial
Accounting  Standards  No. 144,  "Accounting  for the  Impairment or Disposal of
Long-Lived Assets" ("SFAS No. 144"), requires that a property be considered impaired if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. If impairment exists, an impairment loss is recognized, by a charge against earnings, equal to the amount by which the carrying amount of the property exceeds the fair value less cost to sell the property. If impairment of a property is recognized, the carrying amount of the property is reduced by the amount of the impairment, and a new cost for the property is established. Such new cost is depreciated over the property's remaining useful life. Depreciation is provided by the straight-line method over estimated useful lives, which range from 3 to 30 years.

Inventories
-----------

Inventories are stated at the lower of cost or net realizable value. Cost is determined weighted average method. Net realizable value is the estimate of the selling price in the ordinary course of business, less the cost of completion and selling expenses.

Goodwill
--------

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net assets of the acquired subsidiary or associated undertaking at the date of acquisition. Until January 1, 2002 goodwill was amortized using the straight-line method over its estimated useful life. The Company has adopted FASB 142 Business Combinations from the date it was issued and after initial recognition goodwill is measured at cost less any accumulated impairment losses. The value of goodwill is reviewed annually and written down for permanent impairment where it is considered necessary.

Other Intangible Assets
-----------------------

The cost of acquired patents, trademarks and licenses is capitalized and amortized using the straight-line method over their useful lives. The carrying amount of each intangible asset is reviewed annually and adjusted for permanent impairment where it is considered necessary.

Impairment of Long-Lived Assets
-------------------------------

The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, the Company estimates the future cash flows expected to result from use of the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value.

The Company determines the fair value of assets to be disposed of and records the asset at the lower of fair value less disposal costs or carrying value. Assets are not depreciated while held for disposal.

Interest-bearing loans and borrowings
-------------------------------------

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.

Gains and losses are recognized in net profit or loss when the liabilities are derecognized or impaired, as well as through the amortization process.

Revenue
-------

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized:

Rendering of services

Revenue from cable TV is recognized based on the subscriptions received for services performed. When the subscriptions relate to subsequent periods, they are deferred and recognized as revenue over the period during which the service is performed.

Revenue from rented lines is recognized on a straight-line basis over the period of the rent.

Revenue from data transfer and other services is recognized over the period during which the service is performed.

-------------------

Sale of duct

Revenue is recognized when the significant risks and rewards of ownership of the duct have passed to the buyer and the amount of revenue can be measured reliably.

Interest
--------

Revenue is recognized as the interest accrues (using the effective interest method that is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument) to the net carrying amount of the financial asset.

Accounting for Leases
---------------------

Leases of property, plant and equipment where the Company assumes substantially all the benefits and risks of ownership are classified as finance leases. Capital leases are capitalized at the estimated present value of the underlying lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance charge is charged to the income statement over the lease period. The property, plant and equipment acquired under finance leasing contracts is depreciated over the useful life of the asset.

Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which termination takes place.

Employee benefits
-----------------

Short-term employee benefits include salaries, social security contributions and short-term compensated absences for current employees. They are recognized as an expense or included in the cost of an asset when service is rendered to the Company.

Long-term employee benefits include benefits that the Company has legal obligation to pay to their employees upon retirement depending on the length of their service with the employer. According to Bulgarian Labor Code an employee is entitled to retirement benefit of six gross monthly salaries if the length of service with the current employer is not less than ten years, otherwise two gross salaries.

The Company has estimated the retirement benefit provision at the balance sheet date. The directors believe that the retirement benefit provision has an immaterial effect on the consolidated financial statements and therefore decided not to recognize it.

Foreign Currency Transactions

Foreign currency transactions by the Company are accounted for at the exchange rates prevailing at the date of the transactions; gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

Income Tax
----------

Deferred income tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences:

o except where the deferred income tax liability arises from goodwill amortization or the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

o in respect of taxable temporary differences associated with investments in subsidiaries, except where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax assets and unused tax losses can be utilized:

o except where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

o in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Income Tax - continued
----------------------

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income tax relating to items, recognized directly in equity, is recognized in equity and not in the income statement.

Financial Risk Management
-------------------------

The Company's activities expose it to a variety of financial risks, including the effects of foreign currency exchange rates and interest rates. Management monitors the overall risk and seeks to minimize potential adverse effects on the financial performance of the Company.

Foreign exchange risk
---------------------

The Company operates in Bulgaria and is currently exposed to foreign exchange risk arising from purchase of program rights and of equipment from foreign suppliers and from borrowing from the shareholders, both denominated in USD, different from the reporting currency. The exposures involved are closely monitored to ensure effective risk management.

Interest rate risk
------------------

The Company's interest bearing liabilities are with fixed and floating interest rates. The Company usually borrows at fixed and floating rates and the exposures involved are monitored regularly.

Credit risk
-----------

The Company has no significant concentrations of credit risk. The Company operates in the CATV business where normally the subscribers pay regularly in their majority.

Liquidity risk
--------------

The Company is operating in the cash generating CATV, telephony and internet business and is additionally financed by its shareholders and banks for its investment activity in cable network and acquisition of CATV operators. The liquidity is addressed by continuing support of the parent company and the ultimate parent company, and negotiating new loans with banks as well as restructuring the existing ones.

New Accounting Pronouncements
-----------------------------

SFAS No. 151--In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("SFAS No.151"). SFAS No. 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recognized as current period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the consolidated financial position or results of operations of the Company.

-----------------------------------------

SFAS No. 152--In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions" ("SFAS No. 152"). SFAS No. 152 amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, Accounting for Real Estate Time-SharingTransactions ("SOP 04-2"). This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005, and is to be reported as a cumulative effect of a change in accounting principle. The adoption of SFAS No. 152 is not expected to have a material impact on the consolidated financial position or results of operations of the Company.

SFAS No. 123--In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Share-Based Payment,
revised ("SFAS No. 123R"). SFAS No. 123R addresses the accounting for share-based payments to employees, including grants of employee stock options. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. SFAS No. 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS No. 123R. The Company has not yet determined which fair-value method and transitional provision it will follow. The adoption of SFAS No. 123R is not expected to have a material impact on the Company's consolidated financial position or results of operations. See Stock-Based Employee Compensation for the pro forma impact on net income and net income per share from calculating stock-based compensation costs under the fair value alternative of SFAS No. 123.

SFAS No. 153--In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29 ("SFAS No. 153"). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the consolidated financial position or results of operations of the Company.

NOTE C - GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis.

As a result of the operations of the Company in current and prior reporting periods, significant losses have been accumulated and current liabilities have exceeded current assets, which may cast doubts as regards to its ability to continue its activities as a going concern. The future viability of the Company depends upon the business environment as well as upon the continuing support of the existing and potential shareholders and providers of finance. The directors have analyzed the ability of the Company and its subsidiaries to continue operations in the future and have taken measures to strengthen its position by continuing financial support of the parent company and the ultimate parent company, seeking agreements to sell capacity to international telecom operators and to sell underground optical fiber network segments, launching new services such as telephony, increasing CABLETEL trademark recognition and thus increasing the number of subscribers. The directors seek external growth through acquisitions of other cable operators in Bulgaria. As part of these considerations, Cabeltel International Corporation, the ultimate parent company, has sought various sources of financing for the future growth and current operations cost of CABLETEL AD. As mentioned in Note S, CABELTEL International lnc. has discussed a number of possible arrangements with several new investors.

The directors, in light of their assessment of expected future cash flows and continued financial support from the parent entity believe that the Company will continue its operations and settle its obligations in the ordinary course of business, without externally forced revisions of its operations or similar actions.

NOTE D - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the amount at which a financial instrument may be exchanged or settled in an arm's length transaction as best proof of its market value in an active market.

The estimated fair value of the financial instruments is determined by the Company on the basis of available market information, if any, or proper valuation models. When the management uses available market information to determine the financial instruments' fair value, the market information might not completely reflect the value at which these instruments may be actually realized.

The management of the Company believes that the fair value of financial instruments comprising cash items, trade and other receivables, interest-bearing loans and borrowings, trade and other payables does not differ significantly from their current carrying amounts, especially when they are short-term in nature or their interest rates are changing in line with the change in the current market conditions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values at December 31, 2004, 2003 and 2002:

Cash and cash equivalents - The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt - The fair value of the Company's long-term debt is estimated based on market rates for the same or similar issues. The carrying value of long-term debt approximates its fair value.


NOTE D - FAIR VALUE OF FINANCIAL INSTRUMENTS -Continued

Notes receivable - The fair value of the note receivable from an affiliate partnership is estimated to approximate fair value based on its short maturity.
It is not practical to estimate the fair value of notes receivable from sale of properties because no quoted market exists and there are no comparable debt instruments to provide a basis for valuation.

NOTE E - PROPERTY PLANT AND EQUIPMENT (amounts in thousands)

Assets under construction include the optical backbone that was 90% completed as of December 31, 2004. The Company expects to complete it by the second quarter of 2005.

The carrying value of vehicles and equipment held under finance leases as of December 31, 2004 and 2003 is $239 and $183, respectively.

Land and buildings with a carrying amount of $334, equipment of $696 thousand and assets under construction $1,013 are subject to a first charge to secure the Company's loans.

    The management of the Company has performed an impairment review of property, plant and equipment as of December 31, 2004. No indications of impairment have been established and therefore no impairment loss has been recognized in the consolidated financial statements.

NOTE F - INTANGIBLE ASSETS (amounts in thousands)

                                                                             Other
                                                                           intangible
                                                 Goodwill       Assets       Total
                                                 ---------    ---------    ---------
Balance at January 1, 2002, net of accumulated       2,287          102        2,389
amortization
Additions                                              (25)           7          (18)
Amortization of other intangibles, only               --            (33)         (33)
Translation gain (loss)                                338           16          354
                                                 ---------    ---------    ---------

Balance at December 31, 2002                         2,600           92        2,692
                                                 =========    =========    =========

Additions                                             --             17           17
Disposals at net book value                           --            (31)         (31)
Amortization of other intangibles, only               --            (40)         (40)
Translation gain (loss)                                305           13          318
                                                 ---------    ---------    ---------

Balance at December 31, 2003                         2,905           51        2,956
                                                 =========    =========    =========

Additions                                              349           61          410
Disposals at net book value                           (117)         (23)        (140)
Amortization of other intangibles, only               --            (27)         (27)
Translation gain (loss)                                 47            2           49
                                                 ---------    ---------    ---------
Balance at December 31, 2004                         3,184           64        3,248
                                                 =========    =========    =========

NOTE G - INVENTORIES (amounts in thousands)

Work in progress comprises segments of the national fiber backbone which are under construction and subject to sale in accordance with the concluded agreements.

                      2004       2003       2002
                   --------   --------   --------

Work in progress      2,242       --         --
Materials             1,166        235        181
                   --------   --------   --------

                      3,408        235        181
                   ========   ========   ========

During 2004, the Company sold an inventory segment with a cost of $946, for cash to an unrelated third-party, resulting in a gain of approximately $802.

NOTE H - TRADE AND OTHER RECEIVABLES (amounts in thousands)

                                                     2004      2003      2002
                                                   -------   -------   -------

Trade receivables and accrued CATV subscriptions       819       444       252
Taxes refundable                                       447        61        45
Advances paid                                           35     1,368        36
Other receivables                                       90        69        49
                                                   -------   -------   -------

                                                     1,391     1,942       382
                                                   =======   =======   =======

Taxes refundable are comprised mainly of value addes taxes (VAT) refundable of $390, $4 and $3 as of December 31, 2004, 2003 and 2002, respectively.

As of December 31, 2003 advances paid related mainly to delivery of materials for telephone services.

As of  December  3l,  2004,  2003 and 2002 the Company  has not  identified  any
doubtful   receivables  and  therefore  no  doubtful  debt  allowance  has  been recognized in the consolidated financial statements.

NOTE I - LONG TERM DEBT (amounts in thousands)

Long-term debt is comprised of the following:

                                              2004     2003       2002
                                            -------   -------   -------
Note payable to financial institution
maturing December 2006; fixed
interest rate of 11% ; collateralized by
equipment, specific land and
buildings, and future
trade receivables                               856       538      --

Note payable to financial institution
maturing May 2006; fixed interest
rate of 11%; collateralized by a pledge
over the Company's commercial enterprise      4,896     2,048      --

Notes payable to various third-parties
maturing May 2006; effective
interest rates of 9%; collateralized
by underground duct construction              1,231      --        --

Obligations due under capital leases for
equipment and machinery due through 2006;
effective interest rates from 7% - 12%          178       149        70

                                            -------   -------   -------
         Less current maturities              3,797       297        22

                                            =======   =======   =======
                                              3,364     2,438        48
                                            =======   =======   =======

Aggregate annual principal maturities of long-term debt at December 31, 2004 are as follows:

2005                 3,797
2006                 3,364
                 ---------

                 $   7,161
                 =========

NOTE J - ACCOUNTS PAYABLE - TRADE (amounts in thousands)

Accounts payable - trade is comprised of the following:

                                                2004       2003       2002
                                              --------   --------   --------
Vendor financing for backbone construction       6,654       --         --

Trade accounts payable                           3,161        949        754

Accrual for program, broadcast and
construction rights payable                      1,296      1,504        398

Taxes payable                                      628       --         --
Payables to employees                              433        198        289
Payroll taxes payable                              112        235        348
Other payables and accruals                         40        291        250

                                              --------   --------   --------
                                                12,324      3,177      2,039
                                              ========   ========   ========

NOTE K - INCOME TAXES (amounts in thousands)

The Company pays income tax in Bulgaria based on their earnings. All amounts presented below have been translated to U.S. Dollars ($) for presentation purposes.

Major components of income tax (expense)/benefit for the years ended 3l December 2004, 2003 and 2002 are:

                                          2004       2003       2002
                                        -------    -------    -------
Current income tax (expense)/benefit    $   (80)   $   (75)   $    73
Deferred income tax                          50        141         48
                                        -------    -------    -------
Income tax (expense)/benefit reported
  in consolidated statement of income       (30)        66        121
                                        =======    =======    =======


In 2004, 2003 and 2002, the nominal statutory effective tax rate is 19.5%, 23.5%, and 23.5% respectively. Effective January 1, 2005 the nominal corporate income tax rate is reduced to15%.


NOTE K - INCOME TAXES (amounts in thousands) - Continued

A reconciliation of income tax (expense) / benefit applicable to loss before tax and minority interest at the statutory income tax rate to income tax (expense) / benefit at the Group's effective income tax rate for the years ended December
31, 2004, 2003 and 2002 is as follows:

                                                  2004      2003      2002
                                                 ------    ------    ------

Loss before tax and minority interest            (1,801)      545       324

U.S. GAAP adjustment for Goodwill amortization
and capitalized interest expense for backbone    (1,161)     (798)     (673)
                                                 ------    ------    ------
                                                 (2,962)     (253)     (349)
                                                 ======    ======    ======
Income tax benefit at statutory rate of 19.5%
  for 2004 / 23.5% for 2003 and 2002                578       (60)      (82)
Unused tax loss for 2004 at statutory tax rate
  of 19.5%                                         (197)     --        --
Effect of permanent differences                    (414)       (6)      203
Effect of change in tax rate                          3      --        --
                                                 ------    ------    ------

Income tax (expense)/benefit                        (30)       66       121
                                                 ======    ======    ======

As of December  31,  2004,  2003 and 2002 the  composition  of the  deferred tax
(liability) / asset and related statement of income and statement of equity effects are as follows:

                                               Deferred tax (liability)/asset  Deferred tax (expense)/benefit
                                               ------------------------------  ------------------------------
                                                2004       2003       2002      2004        2003        2002
                                               ------     ------     ------    ------      ------      ------
Intangible assets recognized as expense             8         11        119        (3)       (108)         (3)
Unused leave allowance                             15         17         19      --            (2)         (2)
Capitalized network extension expenditure         (43)       (96)      (347)       53         251          53
                                               ------     ------     ------    ------      ------      ------
Net deferred tax (liability)/benefit charged      (20)       (68)      (209)       50         141          48
to statement of income
                                               ------     ------     ------    ------      ------      ------

Foreign currency translation difference          --         --           21        (2)       --          --

Deferred tax on revaluation reserve / Net
deferred tax charged to equity                      8       --         --           8        --          --
                                               ------     ------     ------    ------      ------      ------

Net deferred tax (liability)/total change in
benefit                                           (12)       (68)      (188)       56         141          48
                                               ======     ======     ======    ======      ======      ======


NOTE K  - INCOME TAXES (amounts in thousands) - Continued

The entities of the Group have incurred tax losses as follows:

  Tax period            Period of availability for tax relief       2004         2003          2002
                                                                   --------     --------      -------
2004                         2005 through 2009                        1,103         --           --
2003                         2004 through 2008                        1,192        1,192         --
2001                         2002 through 2006                          316          316          316
2000                         2001 through 2005                          314          314           14
1999                         2000 through 2004                          --           27            27
1998                         1999 through 2003                          --            --           10
                                                                   --------     --------      -------
Total tax loss carried forward                                        2,925        1,849          667
Effective income tax rate                                                15%        19.5%        23.5%
                                                                   --------     --------      -------
Deferred income tax asset not recognized                                439          361          157
                                                                   ========     ========      =======

These losses can be carried forward as relief against future taxable profits. However, since the amounts and timing of future taxable income cannot be estimated reliably due to the uncertainties of the economic environment of the Group, no deferred tax asset has been recognized for the tax losses carried forward as of December 31, 2004.

Tax periods of CABLETEL AD until 2003, inclusive have been subject to tax audits covering corporate income tax, municipal tax and personal income tax. The tax authorities reimbursed to the Company corporate income tax of BGN 40 (approximately $28).

NOTE L - GAIN ON SALES (amounts in thousands)


                                           2004        2003        2002
                                         --------    --------    --------
Gain on sale of duct                     $    802    $   --      $   --
Gain (loss) on disposal of investment        (162)        368        --
Gain (loss) on disposal of fixed asset       (362)       (139)       --
                                         --------    --------    --------

Total gain on sale of assets                  278         229        --
                                         ========    ========    ========


NOTE M - OTHER INCOME (EXPENSE) (amounts in thousands)

         Other income (expenses) consists of the following:

                               Year ended December 31,
                              2004       2003      2002
                            -------    -------   -------
Program rights fee income   $   338    $  --     $  --
Tax Penalties                  (159)      --        --
Rental Income                    44       --        --
Advertising income               14         62      --
Other                            72        327         1
                            -------    -------   -------

                            $   309    $   389   $     1
                            =======    =======   =======


NOTE N - CASH FLOW INFORMATION (amounts in thousands)

    Supplemental information on cash flows is as follows:

                                                     Year ended December 31,
                                                    2004      2003       2002
                                                  -------   -------   -------

Interest paid                                     $   407   $  --     $    17
Income taxes paid                                      83        43        69

Non-cash investing and financing activities:
   Unrealized foreign currency translation gain        67       597       565
   Purchase of property and equipment
    vendor financed                                 8,200      --        --

NOTE O - DISCONTINUED OPERATIONS (amounts in thousands)

Discontinued  Operations  was a loss of $508  in  2002.  During  2000  and  2001
CableTEL's  growth occurred by acquiring other existing cable operators.  During that period in time cable  operators in Bulgaria  were  required to actually own and operate TV studios.  In early 2003 The Company  sold its studio  operations.
Any gain or loss in 2003 was immaterial and the loss from operations in 2002 was
$508.

NOTE P - ACQUISITIONS AND DISPOSALS (amounts in thousands)

Purchase of minority interests in existing subsidiaries:

During 2004 the Company purchased additional interests in existing subsidiaries with the effective date of transactions for accounting purposes being January 1, 2004. The additional interests acquired are:

Subdiary                                                                           Additional interest purchased
------------------------------------------------------------------------     ------------------------------------
KIS AD, Russe                                                                                             26.91%
Union Television Velingrad OOD                                                                            30.00%
Union Kabel OOD                                                                                           52.50%
Dovacom EOOD                                                                                              52.50%

Details of net assets acquired, goodwill arising on the transaction and consideration, in aggregate, are as follows (in thousands):

                                                                                                  Carrying value
Additional interest of net assets purchased                                                                 $393
Goodwill arising on transaction                                                                              353
                                                                                                -----------------
                                                                                                            $746
                                                                                                =================

Consideration:

Cash paid                                                                                                   $539
Interest of net assets of Pleven Sprint OOD disposed                                                         207
                                                                                                -----------------
                                                                                                            $746
                                                                                                =================

The Company's interest of 51% of Pleven Sprint was swapped for the additional 52.50% of Dovacom (refer to "Disposals, Pleven Sprint OOD" caption below).

Acquisition of subsidiary:

Bulmet OOD
----------

On March 4, 2004 the Group acquired a 100% interest in Bulmet OOD, a cable operator in the town of Svishtov. The effective date of the combination for accounting purposes is March 31, 2004. The management of the Company believes that the change in the net assets for the period from March 5, 2004 to March 31, 2004 would not have a material effect on the presentation of the consolidated financial statements. Management believes that the carrying value of net assets of Bulmet OOD approximates the fair value of the aggregated individual assets and liabilities. The Company acquired Bulmet's net assets of $8 for $4 in cash, resulting in negative goodwill of approximately $4.

Disposals:

During  2004  the  Company   disposed  in  full  the   following   interests  of
subsidiaries,

Subsidiary                                                     Disposed interest

TV Mix AD                                                          100.00%
Pleven Sprint OOD                                                   51.00%


TV Mix AD
---------

In March 2004 the management of the Company decided to dispose of a wholly owned subsidiary, TV Mix AD, operator of the Mix TV channel, which was not a part of the core business (CATV) of the Company. The effective date of the disposal for accounting purposes is January 1, 2004. The management of the Company believes that the results for the period from January 1, 2004 to March 31,2004 would not have material effect on the presentation of the consolidated financial statements.

Pleven Sprint OOD
-----------------

On March 4, 2004 the management of the Company decided to dispose of Pleven Sprint OOD, a 51% subsidiary. The disposal was completed as an exchange for an additional 52.50o/o interest in Dovacom EOOD. The share exchange transaction resulted in no loss of subscribers, with the subscribers added from the acquisition of Dovacom EOOD, being of a similar number to those lost from the disposal of Pleven Sprint OOD. Given the neutral impact on subscriber numbers from the share exchange transaction, management of the Group consider that that any difference between the results of Pleven Sprint OOD and Dovacom EOOD for the period from January 1, 2004 to March 3, 2004 would not have material effect on the presentation of the consolidated financial statements, and therefore it has been decided to consolidate Dovacom EOOD from January 1, 2004 as a wholly owned subsidiary and to discontinue the inclusion of Pleven Sprint OOD with effect from January 1, 2004. The management of the Group considers that the carrying values of the additional interest of net assets in Dovacom EOOD purchased and interest of the net assets in Pleven Sprint OOD disposed of approximate their fair values.


NOTE Q - RELATED PARTIES (amounts in thousands)

On October 1, 2003 The Company entered into a consulting agreement with a shareholder whereby the related party is to receive $21 per month for consulting services. These services include technical and financial advice to the Company.
The initial agreement was amended on March 26, 2004 to extend the agreement to March 26, 2009. This agreement may be terminated upon mutual consent of the parties or by any of the parties with a three month written notification.

Global  Communication  Technologies,  Inc.  ("Globaltec")  is a manufacturer  of
telecommunications   switching   equipment.   Globaltec   is  owned  by  related
shareholders.  In 2004  CableTEL AD paid $1,993 to Globaltec for the purchase of hardware,  software and  licensing.  In addition,  CableTEL AD paid  Globaltec's
Bulgarian  subsidiary  $164  in  consulting  fees  to  implement  the  switching equipment installation and management.

Related party balances are comprised of the following:

Related party                      Nature of outstanding balance    2004       2003        2002
------------------------------     -----------------------------   --------   --------    --------
Narisma Holdings Limited           $2,384 loan                       $2,282     $2,248      $2,032
Narisma Holdings Limited           trade payable                        418       --          --
                                                                   --------   --------    --------
                                                                      2,700      2,248       2,032

Cabeltel International Corp        $300 loan                            306       --          --
Cabeltel International Corp        $660 loan                            651       --          --
                                                                   --------   --------    --------
                                                                        957        --         --

                                                                   --------   --------    --------
                                                                     $3,657     $2,248      $2,032
                                                                   ========   ========    ========

$2,384 loan from Narisma Holdings Limited
-----------------------------------------

The loan is unsecured and was repayable in full on December 31, 2004. The effective annual interest rate is 4.23%. The loan has not been repaid and/or rescheduled till the date when the consolidated financial statements were authorized for issue. The management intends to settle it when they secure the necessary financial resources.

$300 Loan from Cabeltel International Corporation.
--------------------------------------------------

The loan is unsecured and is repayable in full on November 18, 2005. The effective annual interest rate is the Wall Street Journal prime rate.

$660 Loan from Cabeltel International Corporation
-------------------------------------------------

The loan is unsecured and is repayable in full on July 11, 2005. The effective annual interest rate is 12%. The loan has not been repaid and/or rescheduled till the date when the consolidated financial statements were authorized for issue. The management intends to settle it when they secure the necessary financial resources.


NOTE Q - RELATED PARTIES (amounts in thousands) - Continued

Related party transactions include the following:

Related party                   Nature of transactions                   2004          2003        2002
----------------------------    -----------------------------------    ----------    ---------    --------
Narisma Holdings Limited        Technical services received             $ 1,120      $     57     $
                                                                                                         -
Narisma Holdings Limited        Interest accrued                             89            84            -
Cabeltel International Corp     Loan received and interest accrued          874             -            -

All applicable related party transactions have been carried out at market prices and resulted in approximate net foreign exchange gains of $239, $413, and $338 for 2004, 2003 and 2002, respectively.

NOTE R - COMMITMENTS AND CONTINGENCIES (amounts in thousands)

Cable Partners Bulgaria LLC vs. Greenbriar Corporation (the Company's ultimate parent) and shareholder

On January 24, 2005 a lawsuit was filed in the District Court of Dallas County, Texas by Cable Partners Bulgaria LLC, ("CPB") a Colorado limited liability company against the Company's ultimate parent. The lawsuit states that on October 12, 2004 CPB entered into a letter agreement with the owners of Eurocom to acquire the assets of Eurocom, a cable operator in the city of Plovdiv Bulgaria. The lawsuit further indicates that the October 12, 2004 letter outlines a time line for the completion of due diligence by CPB. The lawsuit states that in November 2004 a conversation occurred between a representative of CPB and the CEO of the Company during which time such representative told the CEO that CPB had an agreement to purchase Eurocom.

The lawsuit alleges that the Company's ultimate parent intentionally and improperly caused the sellers of Eurocom to enter into discussions with CableTEL which ultimately led to CableTEL entering into a separate and competing contract to purchase Eurocom. CPB alleges that the Company's ultimate parent's interference was improper and that CPB has been damaged in the amount of at least $6,400. The lawsuit further alleges that CPB's letter agreement provided for a three year management agreement with the sellers of Eurocom and that CPB was would be further damaged by the loss of the experience, expertise and contacts of the sellers of Eurocom in an amount to be determined at trial. CPE further seeks exemplary damages of an unspecified amount.

The Company's ultimate parent believes the lawsuit is totally without merit. CableTEL had been holding discussions, conducting due diligence and had agreements in place with the owners of Eurocom well before either the alleged November conversation or the October 12, 2004 letter. In addition the Company's ultimate parent believes the lawsuit misstates certain key facts which could prove to be critical in CPB's ability to prevail in this matter.

Other The Company has been named as a defendant in other lawsuits in the ordinary course of business. Management is of the opinion that these lawsuits will not have a material effect on the financial condition, results of operations or cash flows of the Company.

Contract with an international carrier
--------------------------------------

On December 23, 2004 the Company entered into a long-term contract to provide capacity to an international carrier. The Company has not executed the contract yet as it is considering other solutions to optimize the costs of providing capacity. As of the date of the approval of the consolidated financial statements, based on the existing agreement with the international carrier and subcontractors, the management has estimated that the outcome of the contract would be a loss of approximately $1,400. The management has not provided for that loss in the consolidated financial statements for the year ended December 31, 2004 as it is considered, based on legal advice, that the Company will be able to terminate the contract with the international carrier without any penalties being payable.

American Realty Investors' debt subordination
---------------------------------------------

On November 30, 2004 the management of the Company decided to join as a joint debtor together with American Realty Investors, a related party, under a Bulgarian bank loan agreement from 2003. As a result, on January 10, 2005, the Company paid $657 to repay the debt of American Realty Investors to the bank. The Company will be reimbursed subsequently through a negotiated settlement with Narisma Holdings Limited, the parent company.

Legal claim initiated by Union Television AD
--------------------------------------------

Union Television AD, a former wholly-owned subsidiary of the Company, disposed of in 2003, has initiated litigation against the Company claiming invalidity of Sofia City Court's decision on the legal reorganization of Union Television AD. In accordance with a General Meeting of Shareholders' decision, a new legal entity, Cable Bulgaria West, was established. In accordance with a protocol approved by the General Meeting of Shareholders, Cable Bulgaria West acquired the assets and liabilities of Union Television AD related to its cable TV operations, including the cable networks. The claimants argued that the protocol performed was without legal grounds, as the decision was not voted at the General Meeting of Shareholders. Cable Bulgaria West was merged into CABLETEL AD in 2002 and all its assets and liabilities were transferred to CABLETEL AD.

Based on legal advice, the management of the Company considers that the claim of Union Television AD is groundless and that the probability of an unfavorable court decision for the Company is remote.

Broadcasting rights
-------------------

The Company has contracts with program providers for broadcasting rights. The contract fee payable to most of the foreign providers for broadcasting rights is based on the number of subscribers a cable operator has. The subscriber base reported to providers is in most cases a constant number (based on contract commitment date information) and does not reflect the actual subscriber base, which the terms of the contract provide for. The industry practice in Bulgaria to date has been to report the number of subscribers negotiated on contract commencement. Under most of the re-broadcasting contracts, the suppliers retain the right to audit the reported subscriber base. The possibility exists that the program providers can exercise their contractual rights to perform an audit at any time to confirm the calculation of the liabilities due to them and this may identify the number of subscribers reported is not representative of the actual viewing subscriber base.

-------------------------------

Given past experience of the approach of program providers the Company's management considers it is unlikely that the contractual rights to perform an audit will be exercised. In addition, as the Company's management has been aware of the potential issues related to reported numbers of subscribers which are not in direct compliance with the terms and conditions of the signed contracts, they have undertaken the following steps to eliminate the potential exposure:

o adopted a more transparent approach in the reporting of subscriber numbers. This is reflecting increased maturity in the market as it moves from a development stage, where broadcasting rights providers have accepted fee payment based on contract date subscriber numbers with no claims for retrospective adjustments;

o negotiated new contracts with the broadcasting rights providers where either a flat fee is agreed or a reported subscriber base is accepted by both parties and not subject to audits retrospectively;

o continuous discussions with all the program providers to ensure that all parties are aware of the current status of activity levels on a regular basis and how they relate to existing and potential newly negotiated contract terms.

Based on the above the Company's management believes that they have ensured a fair assessment of the number of subscribers declared to the broadcasting rights providers and therefore, a material misstatement of the broadcasting rights liabilities is unlikely.

NOTE S - SUBSEQUENT EVENTS (amounts in thousands)

$2,729 investment bank loan
---------------------------

On January 18, 2005 the Company concluded a loan agreement for a total amount of $2,729 to finance underground duct construction. The maturity of the investment loan is December 31, 2005 and it is repayable in 6 equal monthly installments of $455 for the period from July 1 to December 31, 2005. The effective annual interest rate is 3 month Euribor plus 7.75%. The loan is secured by specifically identified underground duct segments.

Frame agreement with the Council of Ministers of Bulgaria
---------------------------------------------------------

On June 14, 2005 the Company has signed a frame agreement with the Council of Ministers to sell specific segments of its underground optical fiber network. Cabeltel International Corporation has discussed a number of possible arrangements with several entities in relation to the ownership of the Company. As a result of the discussions, on June 16, 2005 Cabeltel International Corporation gave Cable Partners Europe LLC (CPE) an exclusivity period of 45 days to review the operations of the Company and to negotiate an arrangement with either Cabeltel International Corporation or the Company for the acquisition by CPE of part of the operations of the Company, with such acquisition being subject to regulatory approvals. As of the date of the approval of the consolidated financial statements, no definitive agreement has been negotiated, written or executed that would be considered to be binding upon Cabeltel International Corporation or CPE.